Free Writing Prospectus

Dated January 23, 2007

Filed Pursuant to Rule 433(d)

Registration No. 333-132357

Registration No. 333-132357-03

Joint-Leads: JPMS/BofA        Co-mgrs: CS/WS                  100% Pot

CLS	$AMT	Rtgs(M/S)	WAL	E.F.	Bmrk/Sprd	Yield	Coupons	$Prices
A-1	117.000	P-1/A-1+	0.26	08/07	ILIB - 5	5.3112	5.3112	100
A-2	200.000	Aaa/AAA	1.10	10/08	EDSF - 1	5.369	5.30	99.98969
A-3	160.000	Aaa/AAA	2.26	12/09	SWPS +4	5.306	5.24	99.98267
A-4	99.170	Aaa/AAA	3.37	10/10	SWPS +10	5.307	5.24	99.97171
B	19.727	A2/A	3.71	10/10	SWPS +20	5.402	5.34	99.99290
C	13.650	Baa3/BBB	3.71	10/10	SWPS +40	5.602	5.53	99.97446

- All notes are ERISA eligible

- Pricing speed: 1.50 ABS, 10% clean-up call

- Bloomberg ticker: CARMX

- Settles: 2/01/07 FLAT

- JPMS will bill and deliver

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer, the issuing trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (866) 669-7629 or by emailing Lizmary Rodriguez at lizmary.rodriguez@jpmorgan.com. Any disclaimer below is not applicable and should be disregarded.